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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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               Filed by the Registrant                    |X|
               Filed by a Party other than the Registrant |_|

               Check the appropriate box:
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               |_|    Preliminary Proxy Statement
               |_|    Confidential, for Use of the Commission Only
                      (as permitted by Rule 14a-6(e)(2))
               |_|    Definitive Proxy Statement
               |_|    Definitive Additional Materials
               |X|    Soliciting Material Pursuant to
                      ss. 240.14a-11(c) or ss. 240.14a-12

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                            ACRES GAMING INCORPORATED

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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

        Payment of Filing Fee (Check the appropriate box):

         |X| No fee required.

         |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

               (1) Title of each class of securities to which transaction applies:

               (2) Aggregate number of securities to which transaction applies:

               (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the tiling fee is calculated and state how it was determined):

               (4)    Proposed maximum aggregate value of transaction:

               (5)    Total fee paid:

         |_| Fee paid previously with preliminary materials

         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2)and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               (1)    Amount Previously Paid:
               (2)    Form, Schedule or Registration Statement No.:
               (3)    Filing Party:
               (4)    Date Filed:



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        THE FOLLOWING IS AN EMAIL SENT FROM FLOYD W. GLISSON, CHAIRMAN OF THE
BOARD AND CHIEF EXECUTIVE OFFICER FOR ACRES GAMING INCORPORATED TO ACRES EMPLOYEES ON JUNE 30, 2003.

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From:             Glisson.Bud

Sent:             Monday, June 30, 2003 7:07 AM

To:               All Users

Subject:          IGT Agreement

        This morning we issued a press release announcing an agreement with International Game Technology whereby IGT will purchase the outstanding stock of Acres Gaming for $11.50 per share. Upon approval by our stockholders and the appropriate federal and state regulatory agencies, Acres Gaming will become a subsidiary of IGT. This approval process is expected to take from three to six months. Until then, we will continue to operate as a publicly held, independent company. The press release that was distributed this morning over the news wire is attached.

        It is widely recognized that gaming systems will continue to grow in importance to casino operators, and this agreement is a clear indication of IGT's strategic commitment to the systems business. This is also a significant vote of confidence in our people, technology and the products that flow from them.

        It is IGT's intention to preserve our entrepreneurial culture by continuing to operate the company as an autonomous business with the same leadership, management team and employees. This is IGT's short-term and long-term plan. We now have the opportunity to leverage the strengths that IGT brings while retaining the strengths that have led to our success over the years. The combination will be a powerful one.

        Staff reductions are not anticipated. It is anticipated that Acres employees will become eligible for IGT's benefit programs as quickly as possible, including IGT's "cash sharing" program, which you will learn more about during departmental meetings.

        During the transition many questions may arise. In the next few days, Rich and I will be meeting with you in departmental groups to discuss the future and answer your questions. You can also ask questions privately by sending an email directly to me at <mailto:budfaqs@acresgaming.com>. I will answer your questions to the best of my ability.

        I firmly believe that this agreement promotes a promising future for the employees of Acres Gaming. It is also testament to the teamwork and entrepreneurial spirit that characterize everything we do. I look forward to sharing continued growth and success with you in the future.




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           International Game Technology and Acres Gaming Incorporated

                            Announce Merger Agreement

      (Las Vegas, NV - June 30, 2003) - International Game Technology (NYSE:
IGT) (IGT) and Acres Gaming Incorporated (Nasdaq: AGAM) announced today that the Boards of Directors of both companies have unanimously approved a definitive agreement pursuant to which Acres will merge with a subsidiary of International Game Technology. Under the terms of the agreement, IGT will pay $11.50 per share in an all cash transaction, representing an aggregate purchase price of approximately $130 million on a fully diluted share basis. IGT estimates that the transaction will be neutral to slightly accretive to earnings per share on a full year basis, subject to final purchase accounting adjustments.

      Acres specializes in the development of gaming systems technology that enables casino operators to increase patron loyalty. The resulting combination will position IGT as a leading provider of gaming systems to the world-wide casino market.

      "The combined IGT/Acres product offering will provide all of our customers with more product choices, increased customer service and exciting innovations that will enhance the gaming experience of the player," commented Rich Pennington, Executive Vice President of Product Development for IGT.

      "Acres and IGT have worked together on many successful initiatives over the years," said Bud Glisson, Acres' CEO. "The actual combination of our technologies and people will further strengthen our capacity to continue to provide reliable and innovative system products in the gaming industry."

      The merger is subject to the approval of Acres' stockholders, various regulatory approvals, including Hart-Scott-Rodino and gaming regulatory approvals, and other conditions. The companies anticipate that the transaction will be completed in the fourth calendar quarter of 2003.

      The Seidler Companies Incorporated provided a fairness opinion and acted as financial advisor to Acres.

      Information about Acres

        Acres is a software development company serving the worldwide gaming industry. Acres provides bonusing and cashless gaming products as well as a full suite of integrated casino management systems via its Acres Bonusing(TM), Acres Cashless, and Acres Advantage(TM) product lines. Acres' patented technology enables casino operators to increase patron loyalty by differentiating their properties in an increasingly competitive environment. Acres' products provide the tools that increase player enjoyment and satisfaction while improving operational efficiency and property profitability. Detailed descriptions of the promotions made available by Acres Bonusing as well as other products offered by Acres, are available at the company's Web site, http://www.acresgaming.com. Acres was founded in 1992 and has offices in Las Vegas, Nevada and Corvallis, Oregon.

        Information about IGT

        IGT (www.IGT.com) is a world leader in the design, development and manufacture of microprocessor-based gaming and lottery products and software systems in all jurisdictions where gaming and lotteries are legal.
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        Additional Information

        In connection with the merger, Acres will file a proxy statement and other relevant documents with the U.S. Securities and Exchange Commission (the "SEC"). Stockholders are urged to read the proxy statement carefully and in its entirety when it becomes available, together with all other relevant documents filed by Acres with the SEC, because such documents will contain important information. You will be able to obtain these documents free of charge at the web site maintained by the SEC at www.sec.gov. In addition, you can obtain documents filed by Acres with the SEC free of charge by requesting them in writing from Acres Gaming Incorporated, Investor Relations, 7115 Amigo Street, Suite 150, Las Vegas, Nevada 89119, Phone: (702) 263-7588 , Fax: (702) 263-7595.

        Acres and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Acres stockholders in connection with the merger. Information about the directors and executive officers of Acres and their ownership of Acres' shares is set forth in Acres' proxy statement for its 2002 annual meeting of stockholders. Copies of Acres' 2002 proxy statement are available at the addresses provided above. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement regarding the merger when it becomes available.

      INVESTORS ARE URGED TO READ THE MERGER PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING DECISION.

        All statements in this press release that are not historical facts are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and other applicable securities laws. Forward-looking statements relating to the completion of the merger involve risks and uncertainties, and various factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ from those indicated in the forward-looking statements include, but are not limited to: failure to obtain the approval of Acres' stockholders; failure to obtain regulatory approvals, including gaming regulatory approvals in various jurisdictions; failure to satisfy the conditions to closing; and other factors detailed from time to time in Acres' reports filed with the Securities and Exchange Commission, including Acres' Form 10-K for the year ended June 30, 2002. Actual results may differ materially from the forward-looking statements.